Exhibit 10.1

ARCTURUS THERAPEUTICS HOLDINGS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

JOSEPH E. PAYNE

This Executive Employment Agreement (this “Agreement”), is made and entered into by and between Joseph E. Payne (“Executive”) and Arcturus Therapeutics Holdings Inc., a Delaware corporation (the “Company”). This Agreement amends and restates any prior employment agreement previously entered into by Executive and the Company. In consideration of the mutual agreements set forth herein, the Company and Executive hereby agree as follows:

1. Employment by the Company.

1.1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions set forth in this Agreement, with a start date of July 5, 2018 (the “Effective Date”).

1.2. Position. Executive shall serve as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company and serving as President of the Company, except as permitted by Section 7.1 below and approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.3. Duties and Location. Executive shall perform such duties as are customarily associated with the position of President and Chief Executive Officer of a public company, as well as such additional or other duties and responsibilities as the Board may assign. Executive’s primary office location shall be the Company’s headquarters located in San Diego, CA. Subject to the terms of this Agreement, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel.

1.4. Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1. Compensation Policy Limits. Any compensation or benefits payable to Executive under this Agreement is subject to any applicable limitations imposed by applicable law.

2.2. Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $450,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.3. Annual Bonus. Executive will be eligible to earn an annual discretionary target bonus (the “Annual Bonus”) of sixty percent (60%) of Executive’s then current Base Salary. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Compensation Committee of the Board (the “Compensation Committee”), based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Compensation Committee in accordance with the Compensation Policy. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus, except as set forth below.

2.4. Special Bonus. Executive has received a special bonus in the amount of $130,000 (“Special Bonus”) for 2018 only for his exceptional achievements in 2018, including for his efforts to help the Company’s stockholders replace the Board with nominees who have experience that is commensurate with directors of similarly sized and publicly traded life science companies and who are committed to supporting the Company’s vision and mission statement. The Special Bonus also reflects the personal and professional sacrifices made by Executive during such period. The Special Bonus is in addition to the Annual Bonus that Executive may otherwise be entitled to receive.

3. Option. Executive was granted an option to purchase 120,000 shares of common stock of the Company (the “Option”) which will be governed by the Company’s 2019 Omnibus Equity Incentive Plan or the adoption of any successor plan (the “Plan”).

4. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion, provided however, that Executive shall continue to be entitled to five (5) weeks of paid time off per calendar year, with no cap on accruals thereof.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Indemnification; Proprietary Information Obligations.

6.1. Indemnification Agreement. Concurrently with the execution of this Agreement, the Company and the Executive shall enter into an indemnification agreement, in the form attached hereto as Exhibit A.

6.2. Proprietary Information Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive shall sign and comply with the Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B. In addition, Executive agrees to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

6.3. Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties under this Agreement without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition During Employment.

7.1. Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict or compete with Executive’s duties to the Company or its affiliates.

7.2. Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Information Agreement.

8. Termination of Employment; Severance and Change in Control Benefits.

8.1. At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2. Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 9 below, and subject to obtaining any Compensation Committee and/or Board consideration and approval that is required under the Compensation Policy, the Company shall provide Executive with the following “Severance Benefits”:

8.2.1. Severance Payments. Severance pay in the form of (i) continuation of payment installments of Executive’s final annual Base Salary for twelve (12) months following Executive’s Separation from Service plus (ii) a lump sum payment of the pro rata portion of Executive’s Annual Bonus for the year of termination based actual performance, payable when annual bonuses are payable to other executive officers of the Company (but not later than March 15 of the year following the year of termination), in each case subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Sections 9 and 10 below, the Base Salary continuation payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

8.2.2. Health Care Continuation Coverage Payments.

(i) COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) for the eighteen (18) month period starting on the day after the date on which group insurance coverage would, absent COBRA, cease (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if, during the COBRA Premium Period, Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii) Special Tax Treatment of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in the Executive’s gross income for the remainder of the COBRA Premium Period. If the Company determines, in its sole discretion, that its payment of the COBRA Premiums would cause the Compensation Limits to be exceeded, the amount of COBRA Premiums payable by the Company on behalf of Executive will be reduced, if necessary, so that in no event will the Compensation Limits be exceeded. Executive will be required to pay the balance of the cost of his COBRA coverage.

8.3. Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) at any time during the Change in Control Period or Executive resigns for Good Reason at any time during the Change in Control Period and provided that Executive satisfies the Release Requirement in Section 9 below, the Executive will receive the following: (i) the Severance Payments described in Section 8.2.1, except that the amount of the pro rata portion of the Annual Bonus will be determined based on his target annual bonus for the year in which Executive’s Separation from Service occurs and the Severance Payments will be paid in a lump sum on the first regular payroll date following the Release Effective Date; (ii) the COBRA Premiums described in Section 8.2.2, except that the COBRA Premium Period shall be extended from twelve (12) months to eighteen (18) months; (iii) notwithstanding anything to the contrary set forth in option agreements, effective as of Executive’s employment termination date, the vesting and exercisability of the Option and any other unvested time-based vesting equity awards then held by Executive shall accelerate and become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents; and (iv) a lump sum payment in an amount equal to his target annual bonus for the year of termination, payable on the first regular payroll date following the Release Effective Date (collectively, the “CIC Severance Benefit”), in each case subject to applicable tax withholding. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the CIC Severance Benefit in compliance with the Compensation Policy, to the extent permitted by applicable law the Company instead shall adjust the COBRA Premiums as provided in Section 8.2.2 (ii) and pay to Executive a fully taxable cash payment with respect to the remaining CIC Severance Benefit equal to fair value of the CIC Severance Benefit (determined without regard to the COBRA Premiums), subject to applicable tax withholding (the “CIC Substitute Benefit”); provided, however, that the CIC Substitute Benefit shall be reduced, if necessary, so that in no event will the Compensation Limits be exceeded. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

8.4. Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the benefits listed in Section 8.2 and Section 8.3 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

9. Conditions to Receipt of Severance Benefits and CIC Severance Benefit. To be eligible for any of the benefits pursuant to Section 8 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits or CIC Severance Benefit (or any substitute benefits provided in lieu of such benefits) will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective, so that if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to any such payment.

11. Section 280G; Limitations on Payment.

11.1. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

11.2. Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3. Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

11.4. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12. Definitions.

12.1. Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Company or the Board or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Executive’s willful and continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive that materially discredits the Company or any affiliate of the Company or is materially detrimental to the reputation, character and standing of the the Company or any affiliate of the Company; or (v) Executive’s material breach of this Agreement, the Proprietary Information Agreement, or any written Company policies. An event described in Section 12.2(ii) through Section 12.2(iv) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

12.2. Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following events, provided that such event is closed, consummated, completed, or disposed of on or after June 10, 2019: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting shares immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the ordinary shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and further provided that none of the foregoing transactions shall constitute a Change in Control unless it also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

12.3. Change in Control Period. For the purposes of this Agreement, “Change in Control Period” means the time period commencing on the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

12.4. Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that (A) a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties, and (B) any reduction in Executive’s duties which results from Executive serving in a more subordinate role in connection with the Company’s hiring of an individual not previously employed by the Company to serve as its President and/or Chief Executive Officer shall not be deemed a “material reduction”; or (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order for Executive to resign for Good Reason, each of the following requirements must be met: (iv) Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (v) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”), and (vii) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.

13. Insider Trading Policy. Executive hereby acknowledges that Executive has received and read a copy of the Company’s Insider Trading Policy (the “Trading Policy”). Executive agrees to comply with the specific requirements of the Trading Policy in all respects during Executive’s employment or other service relationship with the Company. Executive understands that the Trading Policy constitutes a material term of Executive’s employment or other service relationship with the Company and that Executive’s failure to comply in all respects with the Trading Policy is a basis for termination for Cause.

14. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com. Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS. If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company. All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall: (i) allow discovery authorized by California Code of Civil Procedure Section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof. If Executive and the Company are unable to agree on the mediator or the arbitrator, then JAMS shall select the mediator/arbitrator. The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in San Diego, California. The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.

15. General Provisions.

15.1. Clawback. Notwithstanding anything to the contrary in this Agreement, all compensation paid to Executive by the Company (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery and/or recoupment to the extent required and allowed by any present or future law, government regulation or stock exchange listing requirement (or any policy adopted by the Company which ensures compliance with the requirements of any such law, government regulation or stock exchange listing requirement).

15.2. Resignation from Positions. Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), Executive, upon written request from the Board, shall immediately resign from any positions Executive has with the Company and any subsidiary or other affiliate thereof, whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

15.3. Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.5. Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.6. Complete Agreement. This Agreement, together with the Indemnification Agreement and Proprietary Information and Inventions Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written (including but not limited any agreements or promises with or from the Company or any of its affiliates or predecessors). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

15.7. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

15.8. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.10. Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

15.11. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ARCTURUS THERAPEUTICS HOLDINGS INC.

By:	/s/ Andy Sassine	Date: June 13, 2019
Name: Andy Sassine
Title: Chief Financial Officer

JOSEPH E. PAYNE

	/s/ Joseph E. Payne	Date: June 13, 2019
Joseph E. Payne